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Exhibit (a)(3)

FROM:	Stephen R. Head
SUBJECT:	OFFER TO EXCHANGE OPTIONS
DATE:	December 2, 2003

IMPORTANT NEWS—PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE DECEMBER 31, 2003!

        The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options, the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on the day we grant the options, expected to be July 2, 2004. We are making the offer upon the terms and conditions described in the Offer to Exchange, this memorandum, the Election Form and the Notice to Change Election From Accept to Reject. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 5:00 P.M. Indianapolis Time on December 31, 2003.

        If you elect to participate in this exchange, your existing unexercised stock option or options (the "Old Option(s)") will be cancelled and a promise to issue a new option or options, as applicable (the "New Option(s)") will be issued. The New Options will be granted under the terms of our 1999 Stock Option and Incentive Plan (the "1999 Plan"). This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

The New Options

        1.     All grants cancelled pursuant to this program are eligible for the New Options.

        2.     The New Options will be priced at the fair market value on the day we grant the options, expected to be July 2, 2004, and is defined as the closing price on Nasdaq on the date of grant. French employees may have a slightly higher exercise price. The price of the New Option may be higher, or lower, or the same as the exercise price on your option to be cancelled. There is a possibility that the exercise price of the New Options could be higher than the exercise price of the Old Options, resulting in a loss of some stock option benefit.

        3.     The number of shares subject to the New Options depends on when the related Old Options had been granted. For Old Options that had a grant date any time before the date that is six months and one day prior to the date we cancel such Old Options, the related New Options will be for a number of shares equal to one-third of the number of shares subject to such Old Options. For Old Options that had a grant date within the six month and one day period prior to the date we cancel such Old Options, the related New Options will be for a number of shares equal to the number of shares subject to such Old Options. If we cancel Old Options on December 31, 2003, which is the scheduled date for the cancellation of Old Options, then the number of New Options that we grant will be: (i) equal to one-third of the number of Old Options that had been granted prior to June 30, 2003 and (ii) equal to the number of Old Options that had been granted on or after June 30, 2003.

        4.     The vesting schedule of the New Options depends on when the Old Options had been granted. For Old Options that had a grant date any time before the date that is six months and one day prior the date we cancel such Old Options, the related New Options will become exercisable one-half on each of the first and second anniversaries of the grant date of such New Options. For Old Options that had a grant date within the six month and one day period prior to the date we cancel such Old Options, the related New Options will become exercisable in one-third increments on each of the first, second and third anniversaries of the grant date of such New Options, unless such Old Options had an original vesting period of one year or less, in which case such related New Options will be fully vested on the date of grant. If we cancel Old Options on December 31, 2003, which is the scheduled date for the cancellation of Old Options, and if we grant New Options on July 2, 2004, which is the scheduled date for such New Option grants, then (i) New Options relating to any Old Options granted prior to June 30, 2003 will become exercisable one-half on July 2, 2005 and one-half on July 2, 2006, and (ii) New Options relating to any Old Options granted on or after June 30,

2003 will become exercisable one-third on July 2, 2005, one-third on July 2, 2006 and one-third on July 2, 2007, except for such New Options relating to Old Options granted on or after June 30, 2003 which had an original vesting period of one year or less, which such New Options will become fully exercisable on July 2, 2004. The vesting schedule of the New Options will not be accelerated on a change in control of the Company.

        5.     If your employment with the Company terminates voluntarily OR involuntarily prior to July 2, 2004, you will not receive any New Options.

        6.     All other rules of the 1999 Plan will be applied.

Eligible Grants and Option Cancellation Rules

        1.     All option grants under the Company's 1995 Incentive Stock Option Plan (the "1995 Incentive Plan"), the Company's 1995 Nonstatutory Incentive Stock Option Plan (the "1995 Nonstatutory Plan") or the 1999 Plan are eligible for consideration for the New Options assuming your election is received by 5:00 P.M. Indianapolis Time on December 31, 2003 or, if we have extended the offer, by the new expiration of the offer.

        2.     Any of your outstanding, unexercised options may be cancelled. If you elect to cancel an Old Option, it must be cancelled in its entirety.

        3.     If a decision is made to cancel a grant, all grants issued on or after June 30, 2003 (within the prior six months and one day of the cancellation) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant the New Options on July 2, 2004, unless we have to change the date because the offer had been extended.

        4.     Individuals canceling a grant pursuant to this program will not be eligible for additional grants until after July 2, 2004. In lieu thereof, the Company may issue additional Promises To Grant Stock Option(s).

        5.     Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if you terminate employment and do not receive a New Option.

        6.     All New Options will be the same type of options as your Old Options, to the extent allowed by law.

        7.     All rights to cancelled options will be irrevocably forfeited.

        This offer is not a guaranty of employment for any period. Your employment with the Company remains "at will" employment and may be terminated at any time by either you or the Company, with or without cause or notice.

        All eligible Option Holders who wish to participate must complete an Interactive Intelligence, Inc. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Jessica Auxier at (317) 715-8507 by December 31, 2003, no later than 5:00 P.M. Indianapolis Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

        Interactive Intelligence will e-mail a confirmation of receipt within 48 hours of receiving your Election Form, or as soon thereafter as practicable.

        If your election is received after 5:00 P.M. Indianapolis time on December 31, 2003, it will not be accepted and you will be considered to have declined to accept the exchange offer.

        You will receive shortly a more detailed document, entitled an Offer to Exchange, explaining the program in greater detail. In the meantime, below are the answers to some Frequently Asked Questions ("FAQ's") regarding the offer, which you should read.

"FREQUENTLY ASKED QUESTIONS"

        The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject because the information in this memorandum and in the FAQ's is not complete, and additional important information is contained in the Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject.

General Questions About the Program

        1.     What securities are we offering to exchange?

        We are offering to exchange all outstanding and unexercised Interactive Intelligence stock options granted under the 1995 Incentive Plan, the 1995 Nonstatutory Plan or the 1999 Plan held by eligible employees for New Options under the 1999 Plan.

        2.     Why are we making the offer to exchange?

        We implemented the offer to exchange because a considerable number of employees have stock options that are priced significantly above our current and recent trading prices (often referred to as underwater options). We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for a New Option to be granted on a date at least six months and one day from the date we cancel the tendered options (the "replacement grant date"). We expect the replacement grant date to be July 2, 2004. Hopefully, this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

        3.     Who is eligible?

        Any current employee of Interactive Intelligence or its subsidiaries with a Company stock option at any price is eligible. You must be an employee as of December 2, 2003, the date this offer commences, and remain an employee as of the date the options are cancelled in order to participate in this offer. In order to receive a new grant, you must remain an eligible employee as of the replacement grant date. Participation in the exchange offer is strictly voluntary.

        4.     Will employees outside the United States be eligible participate?

        Except as noted above, all employees with stock options are eligible.

        5.     How does the exchange work?

        The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options by 5:00 P.M. Indianapolis Time on December 31, 2003 (unless we extend the offer), in exchange for a grant of New Options to be issued on the replacement grant date, which we expect to be on July 2, 2004, and priced at Interactive Intelligence's closing market price on that date. Such New Options would be subject to the terms and conditions of the 1999 Plan. The New Options will not have a provision providing for the acceleration of vesting of such options on a change in control of Interactive Intelligence. To participate, employees must cancel any and all Interactive Intelligence options granted on or after June 30, 2003 to December 31, 2003; but may choose to cancel some, all, or none of their options if granted prior to June 30, 2003.

        6.     What do I need to do to participate in the offer to exchange?

        To participate, you must complete the Election Form, sign and date it, and ensure that Jessica Auxier at Interactive Intelligence receives it no later than 5:00 P.M. Indianapolis Time on December 31, 2003. You can return your form either by fax to Jessica Auxier at (317) 715-8507, or you may hand deliver it to her at Interactive Intelligence, Inc., 7601 Interactive Way, Indianapolis, Indiana 46278, USA.

        7.     Is this a repricing?

        This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Interactive Intelligence would have a variable accounting charge against earnings.

        8.     Why can't Interactive Intelligence just reprice my options as I have seen done at other companies?

        The Financial Accounting Standards Board has adopted rules that result in an unfavorable accounting charge for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

        9.     Why can't I just be granted additional options?

        Because of the large number of underwater options currently outstanding at Interactive Intelligence, a total grant of additional options would have potentially severe negative impact on Interactive Intelligence's dilution, outstanding shares and earnings per share. Additionally, Interactive Intelligence has a limited pool of options that have been reserved for grant, without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants.

        10.   Why am I being offered only one-third of the number of options for options granted prior to six months and one day before the date of cancellation?

        Shareholders do not like companies to reprice options. An argument that an investor may state is that since the investor had to purchase at the market price when an option was granted, the option holder should not have an opportunity to receive options at a potentially lower price while the investor cannot have the same benefit. The Board of Directors understands this argument and does not believe that a replacement option grant on a one-for-one basis is appropriate. At the same time the Board of Directors does recognize that the options that will be cancelled, if tendered and accepted, may have been outstanding for a number of years and be partially or completely vested. Given these considerations the decision was made to offer a reduced number of options for cancelled outstanding options but include an accelerated two year vesting schedule for the replacement grants. Because the options granted within the six-month and one day period prior to the date of cancellation have been recently granted and therefore are more likely to have an exercise price closer to the current market price, such options are being exchanged on a one-for-one basis.

        11.   Wouldn't it be easier to just quit Interactive Intelligence and then get rehired?

        This is not an alternative for us. If you were to be rehired, this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. To avoid variable accounting charge against earnings, we would be required to wait six months and one day from the cancellation of your previous option grants to offer you a new option.

        12.   If I participate, what will happen to my current options?

        Options designated to be exchanged under this program will be cancelled on December 31, 2003.

        13.   What is the deadline to elect to exchange and how do I elect to exchange?

        The deadline to participate in this program is 5:00 P.M. Indianapolis Time on December 31, 2003, unless we extend the offer. This means that Jessica Auxier at Interactive Intelligence must have your form in her hands before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer.

        14.   What will happen if I do not turn in my form by the deadline?

        If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

        15.   During what period of time may I withdraw previously elected options?

        You may withdraw the options you have elected for exchange at any time before 5:00 P.M., Indianapolis Time, on December 31, 2003. To withdraw options elected for exchange, you must submit a Notice to Change Election From Accept to Reject to Jessica Auxier at Interactive Intelligence by 5:00 P.M. Indianapolis Time on December 31, 2003. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the

Instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

        16.   May I change my mind about which options I want to tender for exchange?

        Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign and date a new Election Form and deliver it to Jessica Auxier by hand delivery or by fax to Jessica Auxier at (317) 715-8507 by 5:00 P.M. Indianapolis Time on December 31, 2003. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer.

        17.   Am I eligible to receive future grants if I participate in this exchange?

        Because of the accounting limitations, participants in this program are ineligible to receive any additional stock option grants until after the replacement grant date (expected to be July 2, 2004).

        18.   Will I have to pay taxes as a consequence of my participation in this exchange?

        If you are a United States-based employee, neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you, but we recommend that you consult with your own tax advisor to determine if there are any tax consequences to tendering options for exchange that will apply to you. If you exchange your current options for New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange in the United States. Further, at the date of grant of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income in the United States. For employees residing outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of electing to exchange options pursuant to the offer. All employees are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences.

        19.   How should I decide whether or not to participate?

        We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be each individual employee's personal decision.

        20.   What do we and our Board of Directors think of the offer?

        Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our directors are not eligible to participate in the offer.

        21.   What if I leave Interactive Intelligence between the date my options are cancelled and the date the New Options are granted?

        You will have forfeited the options tendered and accepted for exchange and you will receive no New Options. Once the offer to exchange expires (at 5:00 P.M. Indianapolis Time on December 31, 2003, unless the offer is extended), your election to tender your options is not revocable. Therefore, if you leave Interactive Intelligence or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your New Option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the New Option that would have been issued on the replacement grant date. THEREFORE, IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE (EXPECTED TO BE JULY 2, 2004).

Specific Questions About the Cancelled Options

        22.   Which options can be cancelled?

        If you are eligible and elect to participate in this offer, you may opt to cancel one or more options granted under our 1995 Incentive Plan, our 1995 Nonstatutory Plan or our 1999 Plan. If you elect to cancel one or more options, you are required to cancel all options granted to you on or after June 30, 2003.

        23.   Can I choose which options I want to cancel, if I have multiple options?

        You may choose to cancel one or more options granted under our 1995 Incentive Plan, our 1995 Nonstatutory Plan or our 1999 Plan. It is up to you to pick which options, if any, you would like to tender for exchange. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after June 30, 2003.

        24.   Can I cancel the remaining portion of an option that I have already partially exercised?

        Yes, any remaining outstanding, unexercised portion of an option can be cancelled. The New Option will be only in replacement of the portion of the option cancelled.

        25.   Can I select which portion of an option to cancel?

        No, we cannot partially cancel an outstanding option. The remaining unexercised portion of an option must either be exchanged in full or not exchanged.

        26.   If I choose to participate, what will happen to my options that will be cancelled?

        If you elect to participate in this program, then on December 31, 2003, or as soon as we can after that, we will cancel all of your outstanding options that were granted on or after June 30, 2003, plus any others that you elected to cancel. You will not have a right to be granted any further options from us until the replacement grant date, when your New Options will be issued.

Specific Questions About the Replacement Options

        27.   What will be my New Option share amount?

        Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The number of shares subject to the New Option depends on when the related Old Option had been granted. For Old Options that had a grant date any time before the date that is six months and one day prior to the date we cancel such Old Options, the related New Options will be for a number of shares equal to one-third of the number of shares subject to such Old Options. For Old Options that had a grant date within the six month and one day period prior to the date we cancel such Old Options, the related New Options will be for a number of shares equal to the number of shares subject to such Old Options. If we cancel Old Options on December 31, 2003, which is the scheduled date for the cancellation of Old Options, then the number of New Options that we grant will be: (i) equal to one-third of the number of Old Options that you designate that had been granted prior to June 30, 2003 and (ii) equal to the number of Old Options that had been granted on or after June 30, 2003. Each New Option will be granted under the 1999 Plan pursuant to a new option agreement between you and us.

        28.   What will be the vesting schedule of my replacement options?

        The vesting schedule of the New Options depends on when the Old Options had been granted. For Old Options that had a grant date any time before the date that is six months and one day prior the date we cancel such Old Options, the related New Options will become exercisable one-half on each of the first and second anniversaries of the grant date of such New Options. For Old Options that had a grant date within the six-month and one day period prior to the date we cancel such Old Options, the related New Options will become exercisable in one-third increments on each of the first, second and third anniversaries of the grant date of such New Options, unless such Old Options had an original vesting period of one year or less, in which case such related New Options will be fully vested on the date of grant. If we cancel Old Options on December 31, 2003, which is the scheduled date for the cancellation of Old Options, and if we grant New Options on July 2, 2004, which is the scheduled date for such New Option grants, then (i) New Options relating to any Old Options granted prior to June 30, 2003 will become exercisable one-half on July 2, 2005 and one-half on July 2, 2006, and (ii) New Options relating to any Old Options granted on or after June 30, 2003 will become exercisable one-third on July 2, 2005, one-third on July 2, 2006 and one-third on July 2,

2007, except for such New Options relating to Old Options granted on or after June 30, 2003 which had an original vesting period of one year or less, which such New Options will become fully exercisable on July 2, 2004. Each New Option will not have a provision providing for accelerated vesting in the event of a change in control of Interactive Intelligence. Therefore, even if an option that you tender for exchange contained such an accelerated vesting provision on a change in control, your New Option granted under the offer will not contain such a provision.

        29.   What will be my New Option exercise price?

        The exercise price for the New Options, which will be granted on the replacement grant date (expected to be July 2, 2004), will be the fair market value of our stock on the date of grant, which is defined as the last reported sales price of our common stock on the Nasdaq Stock Market on the date of grant. The exercise price for French employees may be slightly higher. Because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock, among other factors you consider, before deciding whether to elect to exchange your options.

        30.   What will be my New Option type, incentive stock option or nonqualified stock option?

        Generally, you will receive the same option type you currently have. If you are a United States employee and your cancelled stock options were incentive stock options, your New Options will be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. If your cancelled options were nonqualified stock options, your New Options will be nonqualified stock options. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer.

        31.   When will I receive my replacement options?

        We will grant the New Options on the replacement grant date which will be at least six months and one day after the date we cancel the options accepted for exchange. If we cancel options elected for exchange on December 31, 2003, the replacement grant date of the New Options will be July 2, 2004.

        32.   Why won't I receive my New Options immediately after the expiration date of the offer?

        If we were to grant the New Options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options for six months and one day, we believe we will not have to record such a compensation expense.

        33.   What will be the terms and conditions of my replacement options?

        Your New Options will be subject to the terms and conditions of the 1999 Plan. The terms and conditions of this plan are described in the Offer to Exchange. The vesting schedule for the New Options will be that described above.

        34.   Can I have an example of how an offer to exchange might work?

        Current option grants outstanding:

Grant Date	Shares	Price	Vesting	Designated for Exchange
June 30, 2000	3000	$37.50	4 years	Yes
June 30, 2002	2000	$3.37	4 years	No
September 30, 2003	1000	$3.02	4 years	Yes (required because the June 30, 2000 shares were designated for exchange)
October 30, 2003	1000	$3.10	1 year	Yes (required because the June 30, 2000 shares were designated for exchange)

        Options grants outstanding after replacement options have been issued:

Grant Date	Shares	Price	Vesting
July 2, 2004	1000	*	2 years
June 30, 2002	2000	$3.37	4 years
July 2, 2004	1000	*	3 years
July 2, 2004	1000	*	Fully vested

*
Price will be the closing sale price as reported by the Nasdaq Stock Market on July 2, 2004.

        35.   What happens if Interactive Intelligence is acquired before the replacement options are granted?

        If we are acquired or involved in a similar transaction which is closed before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. However, entering into the agreement could result in a substantial appreciation in our share price and, accordingly, tendering option holders might be deprived of any further price appreciation. The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant (for French employees, the exercise price might be slightly higher). For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger.

        36.   What happens if Interactive Intelligence agrees to be acquired in a transaction that would not close until after the replacement grant date?

        If we entered into an agreement to be acquired that was scheduled to close after the replacement grant date, we would grant the replacement options on the replacement grant date. However, entering into the agreement could result in a substantial appreciation in our share price and, accordingly, tendering option holders might be deprived of any further price appreciation. For example, if our shares were to be acquired in a cash merger, they would likely trade at a price at or near the merger price and the replacement options would be granted at the fair market value on the date of grant, resulting in little or no further appreciation on the replacement options.

        37.   After the grant of the New Options, what happens if my options again end up underwater?

        We are conducting this offer only at this time. This offer is not expected to be offered again in the future. Since your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the New Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

        38.   What do I need to do to participate in the offer to exchange program?

        To participate, you must properly complete the Election Form, sign and date it, and ensure that Jessica Auxier at Interactive Intelligence receives it no later than 5:00 P.M. Indianapolis Time on Wednesday, December 31, 2003 or, if we extend the offer, no later than the new expiration of the offer. You can return your form either by fax to Jessica Auxier at (317) 715-8507, or hand deliver it to Jessica Auxier, Interactive Intelligence, Inc., 7601 Interactive Way, Indianapolis, Indiana 46278, USA. If you need an additional copy of the Election Form, you may contact Jessica Auxier at (317) 715-8507. The Company will provide additional copies at no expense to you.

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  Exhibit (a)(3)